Exhibit 10.12

MANAGEMENT. AND MARKETING AGREEMENT

     THIS MANAGEMENT AND MARKETING AGREEMENT is made effective the 1 day of April, 1998, by and between Southern Senior Services. of Bethany, Oklahoma (hereinafter referred to as “Operator”), and CGI Management, Inc., a Delaware corporation, Fort Worth, Texas (hereinafter, referred to as “Manager”).

     WHEREAS, Southern Nazarene University (hereinafter referred to as “Owner”) doing business as Southern Senior Services is building a certain Retirement Housing Community (hereinafter referred to as “Community”) located in Bethany, Oklahoma, and

     WHEREAS, the Community will be operated by Operator, and

     WHEREAS, Manager is engaged in the business of consulting, developing, constructing, managing, and marketing retirement housing communities, and

     WHEREAS, Operator desires to engage Manager, by this Agreement, to provide management services to operate the Community.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Operator hereby engages Manager to perform the duties and to provide the services hereinafter described, and Manager does hereby accept such engagement on the terms and conditions hereinafter set forth.

SECTION ONE

1.1	Control. Operator shall be the holder of all leases, licenses, permits, occupancy agreements, and contracts in connection with the Community. Operator shall at all time exercise control over the assets and, the affairs of the Community, and Manage shall perform the duties herein required to be performed by it as Independent Contractor of Operator and with the policies and directives from time to time adopted by Operator. Operator shall, at all times, be responsible for the direction of the Community and for general supervision over activities of Manager and Manager will be certain that operational philosophies and practices reflect the desired influence of the Operator.

1.2	Financial Requirements. Manager shall prepare recommended operating and capital budgets for the Community for each fiscal year of Community operations during the term of the Agreement. Such budgets will be submitted to Operator at least thirty (30) days before the beginning of the fiscal year, unless instructed otherwise by the Operator. Operator will inform Manager of changes, if any, to the proposed budgets prior to the beginning of the fiscal year. Once all changes have bee made, Operator will sign off on the face sheet of the proposed budget indicating its approval. Manager is authorized to operate and manage the Community pursuant to the approved budgets, to the extent funds are made available by Operator without further authorization of Operator. The accrual method accounting is hereby adopted, less instructed otherwise by the Operator in writing. Manager will have the right to negotiate and enter into contracts for amounts less than $5,000 and for services that have been in the Operator-approved budget in the name of and for the benefit of the Operator, as required in the ordinary course of business for the operations of the Community. Contracts in excess of $5,000 or for services that have not been included in the Operator-approved budget require prior written approval of the Operator.

1.3	Report. Manager shall establish and maintain a comprehensive system of records and books satisfactory to the Operator and/or its Lender. All records, books and accounts at the Community or the Manager’s office will be subject to examination by an authorized representative of the Operator at all reasonable times. Manager will prepare monthly financial reports detailing the current performance of the Community. Such reports shall include, but not be limited to, Balance Sheet, Comparative Statement of Revenues & Expenses (comparing actual and budget for current month and year-to-date), Community Rent Roll for the current month, Occupancy Census Report and a detailed General Ledger reflecting all the current month’s activity. Additionally, each month will include an Executive Report providing a detailed narrative of the performance of the Community for the current month. Additional reports and information will be provide as requested by Operator and/or Lender. All reports will be submitted to Operator within fifteen (15) days after the end of the preceding month.

1.4	Ownership of Books and Records. Ownership of all books and records shall be the property of the Community and Operator. Upon termination of this Agreement, all records, books, computer software, files, and other similar items shall remain or be delivered to the Community for the benefit of Operator.

1.5	General Management. Subject to the foregoing, Manager is hereby given general authority to supervise and manage the day-to-day operation of the Community and to perform the specific duties hereinafter set out.

SECTION TWO

MANAGEMENT SERVICES

Management Services to be provided shall include the following specific activities which shall be performed by Manager within the guidelines established by Operator.

2.1	Inventory. Preparation of specifications of quality and quantity of supplies necessary for the continuity of operation.

2.2	Operating Qualification. Manager will obtain and/or maintain appropriate License and Permits for the operation of the Community.

2.3	Maintenance or Qualification. Manager will provide assistance in qualifying the Community to receive maximum benefits from federal, state, and local agencies, when and if available.

2.4	Personnel. Manager shall interview, hire, train, pay, supervise, and discharge the personnel necessary to be employed in order to properly maintain and operate the Community, including, without limitation, Administrator or Supervisory Personnel. Such personnel shall have proper certification in accordance with governing regulations. Such personnel shall in every’ instance be deemed employees of Manager and not of Operator, and Operator shall have no right to supervise or direct such employees. All reasonable salaries, wages, and other compensation of personnel employed by Manager hereunder, including so-called fringe benefits, medical and health insurance, pension plans, social security, taxes, workmen’s compensation, insurance, and the like, shall be deemed to be reimbursable expenses of Manager. In this connection, Manager shall provide Operator with schedules listing all employees utilized at Community including their number, titles, salary, fringe benefits, and evidence of bonding or coverage under Manager’s crime insurance policy.

2.5	Accounting Reports. Manager shall institute adequate procedures and forms for furnishing to Operator monthly operating statements.

2.6	Tax Statements. Manager shall obtain and verify for Operator all tax statements in connection with the Community.

2.7	Standard of Services. Manager shall monitor the quality of services provided by the Community on a continuing basis and make every effort to maintain the highest level of service possible within budget limitations.

2.8	Prices. Manager shall endeavor to obtain the best pricing possible for goods or services which can reduce expenses of the operation.

2.9	Vendors. Manager shall make available to the Community such supply and equipment Purchasing Contracts that are or may become available which could reduce expenses of operation. Manager shall, subject to limitations in Paragraph, enter into such contracts on behalf of and in Operator’s name.

2.10	Business Systems. Manager shall develop, implement, and supervise business office systems, including accounting, bookkeeping, payroll and the timely payment of all appropriate taxes.

2.11	Marketing Plan and Marketing Supervision. Manager shall prepare a comprehensive marketing plan for the full rent-up of the Community. Said plan shall cover the construction period through fill-up and ongoing operations thereafter. The Community Budget will include the Marketing Budget and all related staffing, advertising and promotional events. The Marketing Plan will include occupancy projections, planned media events, conceptual advertising copy method for creating all necessary collateral pieces, including brochures, on agreements, rental agreements and other materials generally required in a marketing effort. CGI shall further direct and supervise all marketing staff for the Community.

2.12	Staffing and Operation Systems. Manager shall monitor and supervise staffing levels,. materials handling, equipment utilization, scheduling systems, and inventory controls throughout the Community, and on a regular basis, report on the effectiveness of such activities.

2.13	Insurance. Owner is responsible for all insurance needs related to the Community, as these may vary based upon loan requirements and covenants associated with the

Community’s financing. Manager shall review all insurance policies and make comments to the Owner and Operator based upon Manager’s experience and knowledge. All such insurance expense is an expense of the Community. Owner shall carry, at a minimum, complete commercial building property package insurance, including but not limited to, general liability, professional liability (if applicable), fire and casualty, automobile, rents and business income, loss of rents, business interruption, and boiler and machinery insurance. All Community insurance policies will be in the name of the Owner with the Operator and Manager listed as additional insureds on all applicable policies.

Manager shall maintain general liability, professional liability (if applicable) in an amount not less than $1,000,000 single claim, $3,000,000 aggregate limit, and worker’s compensation and employee dishonesty insurance naming Owner and Operator as additional insureds as evidenced by a certificate of insurance provided to same. Since all personnel are employees of Manager (see Section 2.4), such insurance will be reimbursed to Manager by the Community based upon appropriate to insurance documentation and invoices.

NOTE: Since the Community personnel are employees of Manager, Owner’s general and professional liability insurance policies cover only the exposure related to owning the commercial building and do not reflect the exposure and risk of the operations of such a community for which the Owner receives the economic, benefit. Therefore, the need to reimburse Manager for insurance related to the purpose of the facility is required.

2.14	Government Regulation. Manager shall, within financial limits, use its best efforts o cause all things to be done in and about the Community necessary to comply with the requirements of all applicable statutes, ordinances, laws, rules, regulations, or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the Community, maintenance, or operation thereof, including federal, state, or local regulation.

2.15	Deposit and Disbursement of Funds. All income or other monies received from the operation of the Community, together with all accounts and all other assets or property generated, created or which shall accrue from the operation of the Community shall belong to Operator and shall be its property absolutely. Payment of all operating costs, wages, salaries, expenses, and fees incurred or sustained in the operation of the Community is solely the obligation of Operator. Operator shall designate the depository to be used by Manager in connection with the operation of the Community. All monies received from the property shall be deposited in a control account accessible only by Operator. A separate account also belonging to Operator but accessible by Manager shall be used to pay operating expenses. In all events, appropriate accounting safeguards to ensure the integrity of the accounts will be instituted by Operator and complied with by Manager.

2.16	Collection of Accounts. Manager shall supervise and direct the collection of all account due Operator and shall take all reasonable steps necessary’ to minimize the amount of bad debts.

2.17	Legal Actions. Manager shall, with prior written approval of Operator, institute in the same and at the expense of Operator, any and all legal actions or proceedings necessary to collect charges, rent or other sums due the Community or to evict or dispossess tenants or other persons unlawfully in possession under any Lease, Rental Agreement, License, or Concessionaire.

2.18	Rates. Manager and Operator recognize the importance of maintaining rates which enable the Community to pay its obligations while minimizing cost to tenants. From time to time, Manager will recommend to Operator, for approval, rate structures which take into account the financial obligations of the Community and the level or rates at other comparable facilities nearby.

2.19	Shortfall or Excess Revenue. Any shortfall in the operations of the Community shall be funded by Operator on or before the 15th of each month following the month such shortfall occurs.

2.20	Indemnification to Owner and Operator. Manager shall indemnify, defend and hold the Owner and Operator free and harmless from any loss, liability, or cost (including reasonable attorneys’ fees) not covered by insurance proceeds that the Owner or Operator may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted or maintained against Manager or the Owner or Operator, jointly or severally, determined to have resulted from the negligence or willful misconduct of Manager, or its agents or employees, in connection with the management or operation of the Community. If Manager is expressly directed by Operator to perform or not perform some duty or action that Manager would have otherwise taken, Manager may request that Operator provide certain indemnities or other assurances that Manager will be relieved of any liability in said performance or non-performance of such duty or action.

2.21	Indemnification to Manager. Owner and Operator will indemnify, defend and hold Manager free and harmless from any loss, liability, or cost (including reasonable attorney’s fees) not covered by insurance proceeds and that Manager may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted, or maintained against Manager or Operator, jointly or severally, determined to have resulted from the negligence or willful misconduct of the Operator, or its agents (other than Manager) or employees, in connection with the ownership, condition or use of the Community.

2.22	Obligations of Operator. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Operator and Manager or to cause Manager to be responsible in any way for the debts or obligations of Operator or any other party (but nothing contained herein shall affect Manager’s responsibility to transmit payments for the account of Operator as provided herein), it being the intention of the parties that the only relationship hereunder is that of Manager and Operator, and Manager will not represent to anyone that its relationship to Operator is other than that set forth herein.

SECTION THREE

3.1	Management and Marketing Fee. Operator shall pay Manager a management fee here rider an amount equal to $4,000 per month plus related out-of-pocket expenses for ongoing pre-marketing and management efforts during the construction period, beginning the first month after the closing of the financing. Thereafter, beginning ninety (90) days prior to the anticipated grand opening, the base fee will escalate to $4,500 per month plus related out-of-pocket expenses. Upon achieving seventy percent (70%) occupancy of the Retirement Housing Community for two consecutive months, the fee will escalate to $5,500 per month or five percent (5%) of Monthly Gross Revenue plus out-of-pocket expenses, whichever is greater. The monthly management fee will not exceed $8,500 plus out-of pocket expenses at any time during the term of this Agreement. Such fee shall be paid each month, payable on or before the 10th day of each month for the preceding month. Out-of-pocket expenses shall not exceed the amount in the approve budget without prior consent of the Operator.

3.2	Inadvertent Non-Performance. Manager shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, acts of God, fire, the elements, flood, strikes, limitations of Community’s financial resources, or statutory regulations or rules of the federal, state, or local government or any agency thereof.

SECTION FOUR

MISCELLANEOUS

4.1	Term.

A.	The primary Term of this Agreement shall be for a period of three (3) years commencing on the date of the closing and funding of the financing or the Community and shall automatically be extended for successive additional terms of one (1) year unless terminated as is hereinafter provided.

B.	This Agreement may be terminated with cause upon thirty (30) days’ prior written notice by either party. If termination is initiated by Operator during the first twelve months of the Agreement and determined to be without cause, the balance of the first year of the Term will be fully paid in accordance with Paragraph 3.1 of this Agreement and at the fee level being aid at the time of termination.

4.2	Notices. Any notice or other communications by either party shall be in writing and shall be given and deemed to have been given, if either delivered personally or mailed postage prepaid, registered or certified mail addressed as follows:

To Operator:	Robert L. Parker, Chairman
Southern Senior Services
6729 Northwest 39th Expressway
Bethany, OK 73008

To Manager:	Gary D. Staats, President
CGI Management, Inc.
5601 Bridge Street, Suite 250
Fort Worth, Texas 76112

Either party may designate in writing any new party to whom notices should be mailed.

4.3	Modification and Changes. This Agreement cannot be changed or modified except by other Agreement in writing and duly executed by both parties.

4.4	Manager as Independent Contractor. It is expressly agreed by both parties hereto that Manager is at all times hereunder . acting and performing as an Independent Contractor and that no act, commission or omission of either party hereto shall be construed to make or render the other party its agent, joint venturer, or associate, except to the extent specified herein.

4.5	Authority of Manager. Manager represents to Operator that Manager is fully qualified to manage and perform all obligations under this Agreement. Manager further represents that any on-site Director or Supervisory Personnel will have and maintain any required certifications and licensure.

4.6	Construction of Agreement. In. the event one or more of the provisions contained in the Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

4.7	Complete Agreement. This Agreement contains the complete agreement between the Operator and Manager, and no verbal agreements or representations not include herein will be binding or enforceable.

4.8	Headings. The headings contained herein are for reference only and are not intended to define, limit, or describe the scope or intent of any provision of the Agreement.

4.9	Governing Law. This Agreement shall be deemed to have been made and shall trued and interpreted in accordance with the laws of the State of Oklahoma without regard to conflict of law provisions.

4.10	Successors and Assigns. This Agreement may not be assigned by Manager without the prior written consent of Operator.

4.11	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective; successors and assigns of the parties hereto.

SOUTHERN SENIOR SERVICES
	By:	/s/ A. Donald Billings
A. Donald Billings
V.P. Financial Affairs

Attest:
/s/ Lynette J. Johnson

CGI MANAGEMENT, INC.
	By:	/s/ Gary D. Staats
Gary D. Staats, President

Attest:
/s/ Robert Bullock